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                                                                 EXHIBIT 10.10


[AURORA LETTERHEAD]


                                                         STRICTLY CONFIDENTIAL

August 6, 1996

J. Gordon Foulkes, Ph.D.
35B East Rogues Path
Huntington Station, NY 11746

Dear Gordon:

This letter is a formal offer setting forth the principal terms for you to join Aurora Biosciences Corporation, (The "Company"), a Delaware corporation, which is located in San Diego, California, and is subject to your fulfilling all contractual obligations to Oncogene Science, Inc. and not being subject to any non-compete or other conditions, excepting customary obligations of confidentiality, which would conflict with or impair the performance of our duties at Aurora.

Position:       Chief Technical Officer and member of the Board of Directors

Reporting to:   Dr. Timothy J. Rink

Base Salary:    $20,833.33 per month

Bonus Plan:     $150,000 dependent on and payable (minus normal withholdings)
                immediately following your completing four year's continuous employment at Aurora.

Relocation:     Reimbursed expenses to include reasonable and customary closing costs for the sale of your house, including realtors' fees, payment for movement of household goods (and two cars),
                including packing, unpacking, and insurance; economy air fares for you and your immediate family from Huntington Station, New
                York, and two "house hunting" visits for you and your spouse;
                and up to four months' payment of temporary accommodations and car rental not to exceed $3,000 per month.  All expenses must be documented and paid either directly to the vendor or
                reimbursed by normal means.  The Company will "gross up" the compensation element of directly paid or reimbursed relocation expenses.  The Company will follow federal, state and local tax regulations with regards to
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J. Gordon Foulkes, Ph.D.
August 6, 1996
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                     reporting reimbursements associated with the move.  Aurora would pay applicable taxes related to the compensation element of these relocation reimbursables. The terms of this move package would be valid for 12 months from date of employment.

Mortgage Allowance:  The Company will pay you $2,500 per month commencing on your start date through the earlier of the closing of the sale of your house in New York or three months following your start date, i.e., to a maximum of $7,500.

        The relocation payments (including tax payments) and mortgage allowance will be repayable by you if you were to terminate your employment voluntarily during the first 18 months following your start date, other than for health reasons. Such repayment will be made within one (1) year of your termination of employment. If the Company were to terminate your employment during the first two years, other than for cause, you would receive a payment for 12 months' salary plus $100,000, minus normal withholdings. If the Company were to terminate your employment after the second anniversary of your start date, other than for cause, you would receive a lump sum payment of nine months' salary, minus normal withholdings.

        Termination for Cause: As used in the agreement, a termination of your employment for cause shall be limited to a termination based upon your conviction of a felony or other crime involving moral turpitude, your commission of an act or failure to take an action in bad faith and to the detriment of Aurora, or your breach of any material term of this agreement or other agreements with the Company, including but not limited to the Proprietary Information and Invention Agreement, or repeated failure to follow reasonable procedures and policies of the Company on requirements of the Board of Directors or your supervisor, which breach or failure remains uncorrected on the expiration of 21 days from your receipt of written notice of such breach or failure.

House Purchase Loan:  Up to $150,000 interest free loan to be used for your purchase of a new principal residence, to be funded on closing house purchase in San Diego County within one year of your start date, secured by
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Gordon Foulkes, Ph.D.
August 6, 1996
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                      such property. The loan will be repayable to the Company
                      on the earlier of the fourth anniversary of your start date or within one year following termination of your employment, for any reason, prior to the fourth anniversary of your start date. The loan would be evidenced by a promissory note to be executed by you at the time of such house purchase closing. Such note would contain the terms set forth herein, as well as other terms customary for such a loan. You hereby certify that you reasonably expect to be entitled to and, if lawful, will itemize deductions for each year the loan is outstanding.

                      For purposes of this letter, "voluntary termination of your employment" shall be deemed to have occurred if you fail to commence employment by March 10, 1997, or if the Company is notified, or has good reason to believe, that you will not commence employment before March 10, 1997.


Equity: Following acceptance of this offer you will be entitled to purchase 260,000 shares of the common stock of the Company at a price equal to ten cents ($.10) per share and otherwise on the terms specified in the Company's standard form of restricted stock purchase agreement. Your shares will vest according to the following schedule:
                      Twenty-five percent (25%) at the end of one year from your employment start date, and monthly thereafter over the following three-year period at the rate of one forty-eighth (1/48) of such shares each month. If the Company were to undergo a change of control as specified in the stock purchase agreement and your employment were terminated by the Company, other than for cause, within 18 months of such change, vesting of all then unvested shares would occur at such termination.

Benefits:             You will be entitled to receive standard medical, life and dental insurance benefits for yourself and your dependents in accordance with Company policy.

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J. Gordon Foulkes, Ph.D.
August 6, 1996
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Paid Personal Leave:  You will be entitled to 20 days per year of paid personal leave. If Aurora establishes a Company policy to close between Christmas and New Year's, such time off will not count against the 20 days.

Employment at Will:   Your employment will be at will, which means it may be
                      terminated at any time by you or the Company with or without cause.

Start Date:           March 10, 1997, or at such earlier date as is mutually
                      agreeable and is consistent with observance of all the terms of your employment contract with Oncogene Science, Inc.

As a condition of your employment, you will be required to sign a copy of our Employee Proprietary Information and Inventions Agreement when you begin your employment. A copy of this form is enclosed for your review. In addition, to conform with the Immigration Reform and Control Act of 1986, please bring with you on your start date the original of one of the documents noted in List A on the I-9 form enclosed or one document from List B and one document from List
C. If you do not have the originals of any of these documents, please call me immediately. This offer is contingent upon your providing sufficient documentation to show proof of eligibility for employment in the United States.

It is Aurora's policy to respect fully the rights of your previous employers in their proprietary or confidential information. No employee is expected to disclose, or is allowed to use for Aurora's purpose, any confidential or proprietary information he or she may have acquired as a result of previous employment.

I am pleased to extend this offer to you and look forward to your acceptance. Please sign and return the enclosed copy of this offer letter as soon as possible to indicate your agreement with the terms of this offer. This offer will lapse if not signed and returned by August 15, 1996.

Once signed by you, this letter will constitute the complete agreement between you and Aurora regarding employment matters and will supersede all prior written or oral agreements or understandings on these matters.

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J. Gordon Foulkes, Ph.D.
August 6, 1996
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I believe you will be able to make substantial contributions to Aurora's effort, and I think you will enjoy the rewards of working for an innovative, fast-paced company. One of the keys to our accomplishments is good people. We hope you accept our offer to be one of those people.


Yours sincerely,


/s/ TIMOTHY J. RINK

Timothy J. Rink, M.D., Sc.D.
Chairman, CEO and President

TJR/jkc
Enclosures

I accept the terms of employment as described in this offer letter dated August 6, 1996, and will start my employment on or before March 10, 1997. I confirm that by my start date at Aurora I will have taken all reasonable and feasible steps to ensure that I will be under no contract or agreement with any entity other than Oncogene Science, Inc. which would in any way restrict my ability to work at Aurora or perform the functions of my job for Aurora. With respect to Oncogene Science, Inc., I confirm that I have already given oral and written notice to Oncogene Science, Inc. of non-renewal of my employment contract, effective February 28, 1997.


     /s/ J. GORDON FOULKES               Date        August 14th 1996
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        J. Gordon Foulkes